Exhibit 4.6

RELEASE OF CERTAIN GUARANTOR (this “Release”), dated as of March 31, 2013, by and among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Issuer”), the Subsidiary Guarantor party hereto, and REGIONS BANK, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee, as Trustee, an Indenture (the “Indenture”), dated as of August 17, 2012, providing for the issuance of the 5.125% Senior Secured Notes due 2018 (the “Securities”);

WHEREAS, (i) pursuant to Section 9.09(e) of the Second Amended and Restated Credit Agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010 and February 2, 2012, as amended by the Replacement Credit Facility and Incremental Term Loan Assumption Agreement, dated as of March 6, 2012, and as further amended as of August 3, 2012 and November 27, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the ‘Credit Agreement”), by and among the Issuer, Community Health Systems, Inc., the lenders that from time to time become parties to the Credit Agreement (the “Lenders”) and Credit Suisse AG, as administrative agent for the Lenders and as Collateral Agent, the Subsidiary Guarantor listed on the signature page hereto (the “Released Subsidiary Guarantor”) has been released as a Subsidiary Guarantor under the Credit Agreement; and (ii) the Issuer has delivered an Officer’s Certificate to the Trustee certifying that the Released Subsidiary Guarantor no longer has any Indebtedness outstanding that would require the Released Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to Section 4.12 of the Indenture.

WHEREAS, pursuant to Section 10.06(4) of the Indenture, a Guarantor will be released from its obligations under the Indenture under the circumstances described in the immediately preceding recital.

WHEREAS, pursuant to the last sentence of Section 10.06 of the Indenture, the Issuer requests and the Trustee is authorized to execute and deliver this Release evidencing such release pursuant to Section 10.06(4) of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Subsidiary Guarantor party hereto and the Trustee mutually covenant and agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Subsidiary Guarantors. Effective from and after the consummation of this Release, the Released Subsidiary Guarantor is hereby irrevocably released and discharged from its obligations under Article 10 of the Indenture, any Guaranty Agreement to which it may be party or any obligations with respect to the Securities.

SECTION 3. Ratification of Indenture; Release Part of Indenture. Except as expressly modified hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Release shall form a part of the Indenture for all purposes, shall inure to the benefit of the Issuer, the Released Subsidiary Guarantor, the Trustee and every Holder of Securities heretofore or hereafter authenticated and the Issuer, the Released Subsidiary Guarantor, the Trustee and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the accuracy or correctness of the recitals of this Release.

SECTION 6. Counterparts. The parties may sign any number of copies of this Release. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Release.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Release to be duly executed as of this 31st day of March 2013.

CHS/Community Health Systems, Inc.,
a Delaware corporation

By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Executive Vice President, Secretary & General Counsel
Released Subsidiary Guarantor:
Triad of Oregon, LLC

By:	/s/ James W. Doucette
	Name:	James W. Doucette
	Title:	Vice President and Treasurer
Regions Bank, as Trustee

By:	/s/ Paul Williams
Paul Williams
Vice President

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